Exhibit (a)(viii)

                    FORM OF E-MAIL CONFIRMATION OF RECEIPT OF

                        NOTICE TO WITHDRAW FROM THE OFFER

This e-mail confirms our receipt of your Notice to Withdraw from the Offer rejecting PMC-Sierra, Inc.'s ("PMC") Offer to Exchange Certain Outstanding Options for New Options dated August 27, 2002 (the "Offer") and nullifying your previously submitted Election Form.

Please note that the Notice to Withdraw from the Offer completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form per the procedures set forth in the Offer prior to 9:00 p.m., Pacific Daylight Time, on September 25, 2002.

If you have questions regarding this confirmation, contact:


         All Eligible Persons
         (except in Canada):                 Eligible Persons in Canada:
         -------------------                 --------------------------

         PMC-Sierra, Inc.                    PMC-Sierra, Ltd.
         Treasury Department                 Treasury Department
         Attention: Lydie Dutton             Attention: Nick Schneider
         3975 Freedom Circle                 8555 Baxter Place
         Santa Clara, CA 95054               Burnaby, B.C. V5A 4V7
         Ph:   (408) 239-8160                Ph:   (604) 415-6636
         Fax: (408) 239-8165                 Fax: (604) 415-6608


You should direct questions about the Offer to:

                  Glen Kayll
                  Treasurer
                  PMC-Sierra
                  telephone (408) 988-7717 or (604) 415-6162
                  treasurer@pmc-sierra.com


Thank you,

Treasury Department
PMC-Sierra